EXHIBIT 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our reports dated July 26, 2006, and August 8, 2005, accompanying the consolidated financial statements of Bear Lake Acquisitions Corp. and subsidiaries for the year ended December 31, 2005, and the period from December 6, 2004, through December 31, 2004, respectively and we have issued our report dated August 4, 2005 accompanying the consolidated financial statements of Bear Lake Holdings, Inc. and subsidiaries for the period from January 1, 2004 through December 5, 2004, appearing in the Current Report on Form 8-K/A dated February 12, 2007, of Smith & Wesson Holding Corporation which are incorporated by reference in this Registration Statement on Form S-3 of Smith & Wesson Holding Corporation. We hereby consent to the incorporation by reference of the aforementioned reports in this Registration Statement.
/s/ Grant Thornton LLP
Boston, Massachusetts
March 8, 2007